James W. McLeod, P.Geo
5382 Aspen Way
Delta, B.C., Canada, V4K 3S3
Phone: 604 946-6979
Fax: 604 946-6954
mcleodja@dccnet.com

U.S. Securities and Exchange Commission
450, 5th Street, NW
Washington, D.C.
20549

CONSENT

I, James W. McLeod, P. Geo. (BC), License #18712, am the author of a Report entitled Review and Recommendations, The Maybe Property, Kettle River Region, Map: 82E/7, Beaverdell Area, British Columbia, Canada, dated May 29, 2006, prepared for AOM Minerals Ltd.

This is to confirm that I consent to the filing of The Maybe Property Report with the US Securities and Exchange Commission, namely a SB-2 registration statement.

I also consent to AOM Mineral Ltd. distributing copies of the Report to its shareholders or prospective investors, and to the disclosure of the Report on their website for electronic viewing.

Dated at Delta, B.C., Canada, this 18th day of September, 2006

PROFESSIONAL
PROVINCE OF
J. W. McLEOD
BRITISH COLUMBIA
GEOSCIENTIST

James W. McLeod
Consulting Geologist